UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2010

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

On June 30, 2010, Intervest Bancshares Corporation (the “Company”) filed a registration statement with the Securities and Exchange Commission to sell $40 million of its Class A common stock in an underwritten public offering. The Company intends to grant the underwriter an option to purchase additional shares of up to 15% of the number of shares sold to the public. Sandler O’Neill & Partners, L.P. will serve as sole book running manager for this offering.

The Company intends to use the proceeds from the offering as follows: to add capital to Intervest National Bank, its principal operating subsidiary; to provide the Company with liquidity for its operating expenses; to pay distributions and dividends accrued and owing on the Company’s Series A preferred stock issued to the United States Treasury and its outstanding trust preferred securities, subject to prior regulatory approval; and for general corporate purposes, including to support the Company’s liquidity, capital adequacy and growth, which may include product expansions.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to this offering may be obtained by contracting Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 100222, or toll free at 866-805-4128

The information contained in this Item 7.01 shall not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: June 30, 2010	By:	/s/ Lowell S. Dansker
Lowell S. Dansker, Chairman and Chief Executive Officer
(Principal Executive Officer)